HFNY2: #419222 v1/04492-0001/093099
                                         SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549

                                                       FORM 15

       Certification and Notice of Termination of Registration under Section 12
     (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number                  0-15681
WestMed                  Venture                  Partners, L.P.
   (Exact name of registrant as specified in its charter)

c/o            Medical Venture Holdings, Inc.
              CIBC Oppenheimer Tower
              World Financial Center
              New York, New York  10281
              (212)667-5031
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

              Units of Limited Partnership Interest
          (Title of each class of securities covered by this Form)



           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)      [  ]
             Rule 12g-4(a)(1)(ii)  [  ]
             Rule 12g-4(a)(2)(i)   [  ]         Rule 12h-3(b)(2)(i)       [  ]
             Rule 12g-4(a)(2)(ii)  [  ]         Rule 12h-3(b)(2)(ii)      [  ]
             Rule 12h-3(b)(1)(i)   [  ]         Rule 15d-6                [  ]

 Approximate number of holders of record as of the certification or notice date:
-0-
Pursuant to the requirements of the Securities Exchange Act of 1934, WestMed Venture Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     September  22, 1999           By:  WestMed Venture Management, L.P.
                                             Managing General Partner
                                        By:  Medical Venture Holdings, Inc.
                                             General Partner


                                        By:  /s/_________Ann O. Fusco_______
                                             Name:  Ann O. Fusco
                                             Title:    Vice President